SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 7, 2012 (February 2, 2012)

Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	file number)	Identification No.)

201 W. North River Drive

Suite 100

Spokane, Washington 99201

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 2, 2012, we modified our existing credit facility with Wells Fargo Bank, National Association, effective December 31, 2011, as follows:

•

The financial covenant relating to the loan commitment coverage ratio was eliminated. In lieu thereof, we agreed that borrowings under the facility’s revolving line of credit will be limited based on a formula relating to the trailing twelve-month consolidated net income of the hotel properties collateralizing the facility.

•	The financial covenant relating to debt service coverage ratio was liberalized.

•	We were relieved of our obligation to offer our hotel in Medford, Oregon as additional security for the facility.

•

For the period from January 1, 2012 through August 31, 2012, the margins on the interest rate options under the term loan and revolving line of credit were increased (i) to 2.5% for borrowings accruing interest by reference to the facility’s base rate, and (ii) to 5% for borrowings accruing interest by reference to LIBOR. Thereafter, the margins will decrease to at most 2% and 4.5%, respectively, or to as low as 1% and 3.5%, respectively, if our senior leverage ratio decreases sufficiently.

We paid a fee of $10,000 in connection with the modification of the facility.

The foregoing summary of the modifications is qualified by the express terms of the modification documents, copies of which are filed as Exhibits 10.1 through 10.3 to this current report. Although the documents are all dated January 31, 2012, they were first fully executed and delivered on February 2, 2012.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Exhibit

10.1	First Amendment dated January 31, 2012 to Amended And Restated Credit Agreement between the Registrant and Wells Fargo Bank, National Association

10.2	First Modification to Promissory Note (Term Note) dated January 31, 2012

10.3	First Modification to Promissory Note (Revolving Line of Credit Note) dated January 31, 2012

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Dated: February 7, 2012	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Senior Vice President, General Counsel and Secretary

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